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                      G.T. GLOBAL VARIABLE INVESTMENT TRUST

                   CERTIFICATE OF VICE PRESIDENT AND SECRETARY


     I, James W. Churm, Vice President and Secretary of G.T. Global Variable Investment Trust ("Trust"), hereby certify that the Board of Trustees adopted the following preamble and resolution on August 18, 1993, and that such preamble and resolution became effective on that date:

     WHEREAS, Article III, Section 2 of the Trust's Declaration of Trust authorizes the Board of Trustees as establish any series or class of the Trust, without limiting the authority of the Board of Trustees to establish any further series or class; now, therefore be it

RESOLVED:      That a series of shares of beneficial interest of the Trust, having the rights and privileges specified in the Trust's
               Declaration of Trust, be, and it hereby is established and designated as G.T. Global: Variable Telecommunications Fund.


Date:  September 15, 1993          By:  /s/ James W. Churm
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                                        James W. Churm
                                        Vice President and Secretary
                                        G.T. Global Variable Investment Trust


San Francisco, California (ss)

Subscribed and sworn to before me this   15th   day of    September     , 1993.
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/s/ Johanne F. Parley
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Notary Public